United States Securities and Exchange Commission
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March  27, 2009

XEDAR CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-08356	84-0684753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 Cherry Creek North Drive, Suite 995
Denver, CO 80209
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:  (303) 377-0033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into Material Definitive Agreements

As previously reported on December 31, 2008, we are authorized to borrow an amount not to exceed $2,800,000 from our CEO, Hugh H. Williamson, III (the "Williamson Loan"). Pursuant to the terms of the Williamson Loan, interest was earned at variable rate, which rate is equal to the prime rate charged by KeyBank, National Association.  The Board, upon recommendation of management, has determined that it is in the best interests of the Company to amend and modify the terms of the Williamson Loan such that the Williamson Loan will bear interest at a fixed rate of 12% per annum, instead of at a variable rate. The audit committee of our board of directors, whose members are independent, reviewed the terms of the proposed amendment and modification of the interest rate of the Williamson Loan and determined that such amendment and modification is fair to us, and as such does not constitute a conflict of interest

The promissory note evidencing the Williamson Loan, as modified, is attached as an exhibit to this Current Report.  The above description of the Williamson Loan is qualified in its entirety by the full text of the exhibit.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Number	Description

10.1	Secured Subordinated Promissory Note, dated March 3, 2008, as amended and restated as of March 27, 2009, $2,800,000.00 principal amount, by and between Hugh H. Williamson, III, and Xedar Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Xedar has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xedar Corporation

Dated: March 27, 2009	By:	/s/ Hugh Williamson III
Hugh Williamson III Chairman, President and CEO

Exhibit Index

Number	Description

10.1	Secured Subordinated Promissory Note, dated March 3, 2008, as amended and restated as of March 27, 2009, $2,800,000.00 principal amount, by and between Hugh H. Williamson, III, and Xedar Corporation